Exhibit 99.1

Name and Address of Reporting Person:	Neos Partners, LP
12770 El Camino Real, Suite 300
San Diego, CA 92130

Issuer Name and Ticker or Trading Symbol:	Forgent Power Solutions, Inc. [FPS]

Date of Earliest Transaction Required to be
Reported (Month/Day/Year):	July 6, 2026

Footnotes to Form 4

(1) This report is filed by the following Reporting Persons: Neos Partners, LP (“Neos Partners”); Neos Partners GP, LLC; Neos Partners I GP LLC; Neos Partners I LP; Neos Partners I-A LP; Neos Partners I-B LP; Neos Partners I Expansion LP; Neos Partners I Expansion GP LLC; Forgent Parent I LP; Forgent Parent I GP LLC; Forgent Parent II LP; Forgent Parent II GP LLC; Forgent Parent III LP; Forgent Parent III GP LLC; Forgent Parent IV LP; Forgent Parent IV GP LLC (collectively with their affiliates, the “Neos Entities”); Peter Jonna; Trey Bivins; Frank Cannova; Serge Gofer and David Savage. This Form 4 is in three identical parts and is jointly filed with the Reporting Persons in all parts. See Remarks.

(2) Pursuant to the Second Amended & Restated Limited Liability Company Agreement of Forgent Power Solutions LLC, dated as of February 4, 2026, Opco LLC Interests (as defined therein) held by the Reporting Persons are exchangeable for shares of Class A common stock on a one-for-one basis, or, at the Issuer’s election, a cash payment, in each case, subject to certain exceptions, conditions and adjustments. The Opco LLC Interests have no expiration date.

(3) Represents the redemption and exchange (the “Redemption”) of 8,012,473 Opco LLC Interests held by Forgent Parent II LP and 6,543,452 Opco LLC Interests held by Forgent Parent III LP (and the cancellation of an equal number of shares of Class B common stock of the Issuer held by such entities) for an equal number of shares of Class A common stock of the Issuer to be sold pursuant to the public offering of the common stock of the Issuer pursuant to the prospectus dated July 1, 2026, and accompanying registration statement on Form S-1 (File No. 333-297123) (the “Offering”).

(4) Represents shares of Class A common stock directly held following the Redemption as follows: 103,569,400 by Forgent Parent I LP; 8,012,473 by Forgent Parent II LP; 6,543,452 by Forgent Parent III LP; 2,073,460 by Forgent Parent IV LP; 3,991,789 by Neos Partners I Expansion GP LLC; and 2,814,520 by Neos Partners I GP LLC. For Forgent Parent I LP, Neos Partners I Expansion GP LLC and Neos Partners I GP LLC the amounts also reflect distributions that were effected for no additional consideration in accordance with the applicable fund documents and in accordance with the exemptions afforded by Rules 16a-13 and/or 16a-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(5) Represents shares of Class A common stock sold pursuant to the Offering as follows: 28,415,202 by Forgent Parent I LP; 8,012,473 by Forgent Parent II LP; 6,543,452 by Forgent Parent III LP; and 678,873 by Forgent Parent IV LP.

(6) Represents a price per share equal to the public offering price of $47.775 per share, net of underwriting discounts and commissions.

(7) Represents shares of Class A common stock directly held following the Offering as follows: (i) 75,154,198 by Forgent Parent I LP; (ii) 1,394,587 by Forgent Parent IV LP; (iii) 3,991,789 by Neos Partners I Expansion GP LLC; and (v) 2,814,520 by Neos Partners I GP LLC.

(8) Represents previously granted restricted stock unit (“RSU”) awards in respect to the Issuer’s Class A common stock that vest on the earlier of (a) the first anniversary of the grant date and (b) the day immediately prior to the Company’s first annual meeting following the grant date, subject to the Neos Directors’ (as defined below) continued

service on the Issuer’s board of directors and the terms of the applicable award agreement, as follows: 12,808 to Peter Jonna; 8,487 to Trey Bivins; 8,487 to Frank Cannova; 8,487 to Serge Gofer; and 8,487 to David Savage. RSUs granted by the Issuer to Neos Directors are held by each of the Neos Directors for the benefit of the Neos Entities pursuant to the operative agreements of the Neos Entities, in which the Neos Directors may have an indirect pecuniary interest.

(9) Represents Opco LLC Interests of the Issuer directly held by the following entities: 16,459,779 by Forgent Parent II LP and 13,442,016 by Forgent Parent III LP.

(10) The general partner of Forgent Parent I LP is Forgent Parent I GP LLC and its members are Neos Partners I LP, Neos Partners I-A LP and Neos Partners I-B LP. The general partner of Forgent Parent II LP is Forgent Parent II GP LLC and its members are Neos Partners I LP and Neos Partners I-A LP. The general partner of Forgent Parent III LP is Forgent Parent III GP LLC and its members are Neos Partners I LP and Neos Partners I-A LP. The general partner of Forgent Parent IV LP is Forgent Parent IV GP LLC and its sole member is Neos Partners I-B LP. Neos Partners I GP LLC is the general partner of Neos Partners I LP, Neos Partners I-A LP and Neos Partners I-B LP. Neos Partners I Expansion GP LLC is the general partner of Neos Partners I Expansion LP. Neos Partners GP, LLC is the sole manager of Neos Partners I GP LLC and Neos Partners I Expansion GP LLC. Neos Partners GP, LLC’s managing member is Peter Jonna. Neos Partners is the investment manager of Neos Partners I LP, Neos Partners I-A LP, Neos Partners I-B LP and Neos Partners I Expansion LP. Mr. Jonna, Managing Partner of Neos Partners, Mr. Bivins, Managing Director of Neos Partners, Mr. Cannova, Managing Director of Neos Partners, Mr. Gofer, Vice President of Neos Partners and Mr. Savage, Managing Director, Portfolio Company Operations of Neos Partners, are directors of the Issuer (collectively, the “Neos Directors”). Solely for purposes of Section 16 of the Exchange Act, the Neos Entities may be deemed directors by deputization.

(11) Each of the Reporting Persons disclaims beneficial ownership of the securities listed in this report, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for the purpose of Section 16 or for any other purpose, except to the extent of such Reporting Person’s pecuniary interest therein.